Exhibit 10.11

EMPLOYEE STOCK OPTION

AMBER ROAD, INC.

2012 Omnibus Incentive Compensation Plan

Stock Option Award Certificate

Stock Option Agreement (the “Agreement”), dated as of [                    ] (the “Date of Grant”), between Amber Road, Inc., a Delaware corporation (the “Company”), and [                    ] (the “Grantee”). This Agreement is pursuant to the terms of the Company’s 2012 Omnibus Incentive Compensation Plan, as amended (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definition of terms contained in the Plan (unless any such term is otherwise defined herein).

1.	Stock Option Award. The Company grants to the Grantee, on the terms and conditions hereinafter set forth, an option (the “Option”) with respect to [ ] shares of the Company’s Common Stock (the “Option Shares”). The Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code to the maximum extent permitted by law. To the extent that any portion of the Option shall not satisfy the requirements of such section, such Option shall not be treated as an Incentive Stock Option and shall instead be treated as a Nonqualified Stock Option under the Plan.

2.	Exercise Price. The exercise price per share of the Option Shares shall be [$ ] per share.

3.	Vesting of Stock Option. Subject to Sections 5 and 6 hereof, the Option Shares shall become vested and exercisable based on the passage of time according to the following vesting schedule: 25% of granted options commensurate with the one-year anniversary of [this Agreement][Grantee’s employment commencement date] which is [ ], and 6.25% at the end of each three-month period thereafter.

4.	Option Term. Option Shares that become exercisable pursuant to Section 3 or Section 6 hereof may be purchased at any time during the Option Term. For purposes hereof, the “Option Term” shall commence on the Date of Grant and shall expire on the tenth anniversary thereof, unless earlier terminated upon the Grantee’s termination from service as an employee or consultant as provided in Section 5 hereof. Upon the expiration of the Option Term, any unexercised Option Shares shall be cancelled and shall be of no further force or effect.

5.	Termination of Service. If Grantee’s service as an employee or consultant of the Company is terminated for any reason prior to the occurrence of any otherwise applicable vesting date or event provided in Section 3 or Section 6 hereof, the Grantee shall (i) forfeit his interest in any Option Shares that have not yet become vested, which shall be cancelled and be of no further force or effect, and (ii) retain the right to exercise any Option Shares that have previously become vested until the expiration of 90 days after the effective date of such termination of service or, in the event such termination of service is as a result of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), until the expiration of one year after the date of termination; provided, however, that in the event of termination of service or employment of the Grantee for Cause (as defined hereafter), the Grantee’s right to exercise any unexercised portion of the Option shall immediately terminate and all rights thereunder shall cease. Notwithstanding the foregoing, to the extent that this Option is exercised more than 3 months after the Grantee ceases to be an employee of the Company or any Subsidiary Corporation for any reason other death or permanent and total disability, this Option shall no longer qualify as an Incentive Stock Option under Section 422 of the Code.

6.	Accelerated Vesting. [Use the following paragraph if the Grantee is subject to a Change in Control Agreement.] In the event that the Grantee’s employment with the Company is terminated by the Company without Cause (as defined in the Change in Control Agreement between the Company and the Grantee dated [ ] (the “Change in Control Agreement”)) or by the Grantee for Good Reason (as defined in the Change in Control Agreement) in either case within 12 months following a Change in Control (as defined in the Change in Control Agreement) of the Company, 100% of the remaining unvested Option Shares shall vest and become exercisable in accordance with and subject to the terms of the Change in Control Agreement (including, without limitation, the condition set forth in Section 4(a) thereof that the Grantee waive and release claims against the Company).

[Use the following if the Grantee is NOT subject to a Change in Control Agreement] In the event that the Grantee’s employment with the Company is terminated by the Company without Cause (as herein defined) or by the Grantee for Good Reason (as herein defined) within 12 months following a Change in Control (as hereinafter) of the Company, 100% of the remaining unvested Option Shares shall vest and become exercisable; subject to the Grantee signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective and irrevocable within sixty (60) days of the Grantee’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”). No Options granted herein will vest and become exercisable in accordance with the terms of this Section unless and until the release becomes effective and irrevocable on or before the Release Deadline.

The following terms shall have the following meaning for purposes of this Section,

(a)	“Cause” means”

(i)	The Grantee’s willful and continued failure to perform the duties and responsibilities of his or her position (other than as a result of illness or injury);

(ii)	Any material act of personal dishonesty taken by Grantee in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of the Grantee;

(iii)	the Grantee’s conviction of, or plea of nolo contendere to, a felony that the Company’s Chief Executive Officer reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

(iv)	A material breach of any agreement by and between the Grantee and the Company which material breach has not been cured within fifteen days following receipt by the Grantee of written notice from the Company identifying such material breach.

(b)	“Change in Control” of the Company shall occur on:

(i)

the date that any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (as determined in accordance with Section 1.409A-3(i)(5)(vii) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”)), or

(ii)	the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company (including by way of merger, consolidation or otherwise) that, together with stock of the Company previously held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company (as determined in accordance with Treasury Section 1.409A-3(i)(5)(v)).

Notwithstanding the foregoing, a Change in Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise) or for reincorporation purposes.

(c) “Good Reason” shall mean a material diminution in the Grantee’s responsibilities, duties or compensation or a relocation of the Grantee to a location more than 50 miles from the Company’s (or its subsidiary, as applicable) office to which the Grantee is then currently assigned.

7.	Procedure for Exercise. The Option may be exercised, in whole or part (for the purchase of whole shares only), by delivery of a written notice in the form attached as Exhibit 1 (the “Notice”), along with payment in full of the exercise price set forth in Section 2 hereof, from the Grantee to the Company at the Company’s principal office, which Notice shall: (i) state the number of Option Shares being exercised; and (ii) in the event that the Option shall be exercised by any person other than the Grantee pursuant to Section 11 hereof, include appropriate proof of the right of such person to exercise the Option; and (iv) comply with such further requirements consistent with the Plan as the Committee may from time to time prescribe.

8.	Payment of Exercise Price. Payment of the exercise price shall be made in cash.

9.	No Rights as Shareholder or Employee/Consultant.

(a)	The Grantee shall not have any privileges of a shareholder of the Company with respect to any Option Shares subject to (but not acquired upon valid exercise of) the Option, nor shall the Company have any obligation to issue any dividends or otherwise afford any rights to which shares of Common Stock are entitled with respect to any such Option Shares, until the date of the issuance to the Grantee of a stock certificate evidencing such shares.

(b)	Nothing in this Agreement or the Option shall confer upon the Grantee any right to continue as an employee or consultant of the Company or to interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time.

10	Adjustments. If at any time while the Option is outstanding, the number of outstanding shares of Common Stock is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.2(a) of the Plan, the number and kind of Option Shares and/or the exercise price of such Option Shares shall be adjusted in accordance with the provisions of the Plan.

11.	Restriction on Transfer of Option. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee, except by will or by the laws of descent and distribution. In the event the Grantee becomes legally incapacitated, the Option shall be exercisable by his legal guardian, committee or legal representative. If the Grantee dies, the Option shall thereafter be exercisable by the Grantee’s executors or administrators. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

12.	Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the Company’s office at One Meadowlands Plaza, East Rutherford, New Jersey 07073, or at such other address as the Company may designate by notice to the Grantee. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

13.	Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.

14.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

15.	Entire Agreement. This Agreement and the Plan constitute and contain the complete understanding with respect to the subject matter hereof and supersede and replace all prior negotiations and agreements, if any, whether written or oral, concerning the subject matter hereof. To the extent there exists any inconsistency between this Agreement and any other agreement to which the Grantee is a party, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Date of Grant.

AMBER ROAD, INC.

By:
	Name:	James W. Preuninger
	Title:	Chief Executive Officer

GRANTEE

Name

EMPLOYEE STOCK OPTION

Exhibit 1

Amber Road, Inc.

One Meadowlands Plaza

East Rutherford, New Jersey 07073

Re:	Exercise of Stock Option

Gentlemen:

This letter is written pursuant to the Stock Option Agreement (the “Agreement”) between Amber Road, Inc. (the “Company”) and me dated                     , as notice of my election to exercise the options granted pursuant to the Agreement.

I hereby notify you that I am exercising such portion of the stock options granted to me under the Agreement as represent                  shares of the common stock of the Company (the “Stock”) and wish to consummate the purchase on the date hereof. Pursuant to the Agreement, I am enclosing with this letter my check in the amount of $             in payment of the exercise price for the purchase of the Stock on the date hereof. Please notify me of any withholding requirements respecting the issuance of the Stock so that they may be appropriately satisfied.

I acknowledge that I have received, read and understood the 2012 Amber Road Omnibus Incentive Compensation Plan, as amended and the Agreement and agree to abide by and be bound by their terms and conditions. I hereby restate and reaffirm all of the representations and warranties made by me in the Agreement.

If I sell or otherwise dispose of any of the Stock acquired pursuant to the Agreement on or before the later of (i) the date two years after the date of grant, or (ii) the date one year after the date of exercise, I shall immediately notify the Company in writing of such disposition. I acknowledge and agree that I may be subject to income tax withholding by the Company on the compensation income recognized by me from the early disposition by payment in cash or out of the current earnings paid to me.

I understand that I may suffer adverse tax consequences as a result of my purchase or disposition of the Stock. I represent that I have consulted with any tax consultants I deem advisable in connection with the purchase or disposition of the Stock and that I am not relying on the Company for any tax advice.

Please issue to me a stock certificate for the Stock so purchased.

Very truly yours,